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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.----)*

                          INTERLINK COMPUTER SCIENCES
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COMMON STOCK, PAR VALUE $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 458747-10-1
                       -------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  2  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         ADVENT INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   947,231
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    947,231
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         947,231
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         13.51%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO,IA
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  3  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         ADVENT INTERNATIONAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   945,413
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    945,413
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         945,413
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         13.48%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  4  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         ADTEL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   81,818
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    81,818
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         81,818
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         1.17%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  5  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         ADVENTACT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   45,454
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    45,454
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         45,454
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         0.65%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  6  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         ADWEST LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   36,364
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    36,364
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         36,364
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         0.52%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  7  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   682,054
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    682,054
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         682,054
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         9.73%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  8  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         GOLDEN GATE DEVELOPMENT AND INVESTMENT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   99,723
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    99,273
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         99,273
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         1.42%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  9  of  14
             -----------                                       ---    ----
---------------------------                         ---------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         MASSACHUSETTS
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   1,818
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  NONE
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    1,818
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         1,818
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         0.03%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  10  of 14
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

Item 1.
-------

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Interlink Computer Sciences, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 47370 Fremont Boulevard, Fremont, California 94538.

Item 2.
-------

     (a) (b) (c) This statement is being filed by the following entities:


          (1) Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Adtel Limited Partnership, a Delaware limited partnership;

          (4) ADVENTACT Limited Partnership, a Delaware limited partnership;

          (5) Adwest Limited Partnership, a Delaware limited partnership;

          (6) Global Private Equity II Limited Partnership, a Delaware limited partnership;

          (7) Golden Gate Development and Investment Limited Partnership, a Delaware limited partnership;

          (8) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

     The entities listed in subparagraphs (1) through (8) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

     (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 458747-10-2.

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  11  of 14
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

Item 3.   Filing pursuant to Rule 13G-1(b), or 13G-2(b).
-------   ----------------------------------------------

     This statement is not being filed pursuant to Rule 13G-1(b), or 13G-2(b).


Item 4.   Ownership.
-------   ----------

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1996) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).


                                            Number of Shares          Percentage
                                         ---------------------         of Shares
Reporting Person                          Common         Total        Outstanding
--------------------------------------   -----------------------------------------
Adtel Limited Partnership (1)             81,818        81,818           1.17%
ADVENTACT Limited Partnership (1)         45,454        45,454           0.65%
Adwest Limited Partnership (1)            36,364        36,364           0.52%
Global Private Equity II
  Limited Partnership (1)                682,054       682,054           9.73%
Golden Gate Development and Investment
  Limited Partnership (1)                 99,723        99,723           1.42%
                                         -------       -------          ------
Advent International Limited
Partnership (1)                          945,413       945,413          13.48%
                                         -------       -------          ------
Advent International Investors II
  Limited Partnership (2)                  1,818         1,818           0.03%
Advent International Corporation         947,231       947,231          13.51%
                                         -------       -------          ------

Total Group Ownership                    947,231       947,231          13.51%
                                         =======       =======          ======


     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derives from such power.

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  12  of 14
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

     (2) AIC is the General Partner of Advent International Investors II Limited Partnership ("AI Investors II"). As such, AIC has the power to vote and dispose of the securities of AI Investors II. The beneficial ownership of AIC derives from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.   Ownership of Five Percent or Less of a Class.
-------   ---------------------------------------------

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
-------   ----------------------------------------------------------------

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
-------   ------------------------------------------------------------------

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.
-------   ----------------------------------------------------------

          The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.   Notice of Dissolution of Group.
-------   -------------------------------

          Not Applicable.


            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)
            --------------------------------------------------------

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  13  of 14
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

Item 10.  Certification.
--------  --------------

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 11, 1997


ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

ADTEL LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

ADVENTACT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

ADWEST LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

---------------------------                         ---------------------------
  CUSIP No.  458747-10-2              13G                 Page  14  of 14
             -----------                                       ---    ----
---------------------------                         ---------------------------

                                  SCHEDULE 13G

GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

GOLDEN GATE DEVELOPMENT AND INVESTMENT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------

ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy                  /s/ Janet L. Hennessy
         Vice President                   --------------------------------------